Exhibit 99
                                                                      ----------

                                [LOGO OF ORBCOMM]


                 ORBCOMM REPORTS RESULTS FOR SECOND QUARTER 2009

                  - Service Revenues of $6.7 million, up 17% -
                       - Adjusted EBITDA of $1.3 million -
                           - EBITDA of $1.0 million -
           - Total Subscribers Expected To Surpass 500,000 This Week -

Fort Lee, NJ, August 10, 2009 - ORBCOMM Inc. (Nasdaq: ORBC), a global satellite data communications company focused on two-way Machine-to-Machine (M2M) communications, today announced financial results for the second quarter ended June 30, 2009.

The following financial highlights are in thousands of dollars, except per share.


                                                      Three months ended June 30,        Six months ended June 30,
                                                         2009            2008             2009              2008
Total Revenues                                          $6,770          $6,874           $13,497           $11,719
   Service Revenues                                     $6,720          $5,757           $13,342           $10,612
   Product Sales                                         $50            $1,117            $155             $1,107
Net Loss attributable to ORBCOMM Inc.                   $(362)          $(979)          $(9,497)          $(1,513)
Net Loss per Common Share                              $(0.01)          $(0.02)          $(0.22)           $(0.04)
Average Shares Outstanding (basic and diluted)        42,407,000      41,961,000       42,358,000        41,882,000
EBITDA (1) (3)                                           $960           $(624)          $(6,867)          $(1,226)
Adjusted EBITDA (2) (3)                                 $1,333           $560            $1,042             $768

(1) EBITDA is defined as earnings attributable to ORBCOMM Inc. before interest income (expense), provision for income taxes and depreciation and amortization.

(2) Adjusted EBITDA is defined as EBITDA, adjusted for stock-based compensation expense for continued and discontinued operations, noncontrolling interests and pre-control earnings of consolidated subsidiary, and impairment charge.

(3) A table presenting EBITDA and Adjusted EBITDA, reconciled to GAAP Net Loss, is among other financial tables at the end of this release.


Service Revenues for the second quarter of 2009 increased 16.7% to $6.7 million from the comparable period of 2008 due primarily to an increase in billable subscriber communicators and revenue from Automatic Identification System (AIS) service. Total Revenues for the quarter ended June 30, 2009 were $6.8 million. Total revenues declined 1.5% from the second quarter of 2008, due primarily to a decline in Product Sales at our Japanese subsidiary of $1.1 million versus the prior year. The Stellar business is not included in Product Sales as it has been classified as discontinued operations.

Costs and Expenses in the second quarter of 2009 were $7.9 million, an increase of $0.2 million compared to the same period in the prior year. Costs and Expenses, excluding Costs of Product Sales and last year's Gain from Customer Claims Settlements, increased 5.3% or $0.4 million. The higher costs were driven by an increase in non-cash items, such as depreciation expense of $0.6 million due mostly to the Coast Guard satellite and the non-recurring expensing of the $0.3 million balance of in-orbit insurance costs associated with the Quick Launch and Coast Guard satellites. Excluding these items, costs and expenses decreased 8.5% in the second quarter of 2009 compared to the second quarter of 2008.

Operating loss for the second quarter ended June 30, 2009 was $1.1 million compared to a $0.8 million loss in the second quarter of 2008, largely driven by higher depreciation expense and in-orbit insurance expense. Income from discontinued operations of $0.4 million contributed to the year-over-year improvement in Net Loss during the quarter, versus a Loss from discontinued operations in the second quarter of 2008 of $0.4 million. Net Loss for the quarter was $0.4 million versus $1.0 million in the second quarter of 2008.

At June 30, 2009, there were more than 483,000 billable subscriber communicators, a 14.9% increase over the second quarter of 2008. Net satellite subscriber additions during the quarter were approximately 10,000, while terrestrial subscribers decreased by 3,000 due to deactivations by a limited number of Value Added Resellers (VARs) who have been adversely affected by economic conditions. During the second quarter Original Equipment Manufacturers
(OEMs)contributed to the vast majority of subscriber growth. This week, ORBCOMM is scheduled to complete the migration of more than 30,000 net terrestrial subscribers from GE Asset Intelligence, which more than offsets the terrestrial declines experienced during 2009. As a result of these new additions, ORBCOMM expects to surpass 500,000 total billable subscriber communicators.

Since July 31, 2009, the Company has lost communication with two Quick Launch Satellites. On July 31, 2009, the gateway transmitter on one of the Quick Launch satellites experienced an anomaly that resulted in the loss of communications capability between the satellite and the gateway earth stations. ORBCOMM believes the gateway transmitter will not be recovered resulting in a loss of communication capability of this satellite. On August 7, 2009, a different Quick Launch satellite experienced a power system failure resulting in the loss of communication with this satellite. The Company is continuing its efforts to recover this satellite. ORBCOMM expects to record a non-cash Impairment Charge of $7.1 million associated with the loss that occurred on July 31, 2009 in the quarter ending September 30, 2009 and could record up to $14.2 million if the second satellite is not recovered. The Company does not expect the loss of these satellites to have a material adverse effect on current communication service. The Company had previously filed a $50 million claim under its satellite in-orbit insurance policy for the five Quick Launch and one Coast Guard Demonstration satellites. The Company's next generation satellites are under construction and the first set of six new next generation satellites are approximately a year away from the contractually scheduled completion date.

"This week ORBCOMM is scheduled to surpass 500,000 total subscribers, which represents a significant milestone for the Company," said Marc Eisenberg, ORBCOMM's Chief Executive Officer. "Furthermore, we are pleased with the continued growth in AIS in the second quarter. Through our distribution partners, we have seen revenues start to grow among oil and gas companies, government entities, and others that are expected to generate high margin Service Revenues in the second half of 2009."

"As we had expected, ORBCOMM returned to generating positive Adjusted EBITDA and reported our best EBITDA and Adjusted EBITDA results on record," said Robert Costantini, ORBCOMM's Chief Financial Officer. "Excluding the non-recurring items during the quarter, Adjusted EBITDA would have been more than $0.5 million higher on Service Revenue growth of almost 17%, which demonstrates both the scalability of the business and ORBCOMM's focus on managing costs."

Business Highlights
-------------------

Selected recent business highlights include:

         o ORBCOMM announced it has reached an agreement to expand terrestrial and dual-mode wireless services to include CDMA in addition to its GSM and satellite offerings. This agreement led to the scheduled migration later this week of more than 30,000 net terrestrial subscribers from GE Asset Intelligence.

         o The number of users of the Company's AIS service continues to grow as a result of several new annual license agreements directly with ORBCOMM and multiple new agreements sold through distribution partners. In April 2009, ORBCOMM entered into an AIS service distribution agreement with Portvision, a provider of information solutions for the maritime industry. ORBCOMM continues to enter into several new test and evaluation agreements. The U.S. Coast Guard recently exercised its contract option to renew AIS service at the high data usage level through August 2010.

         o Digi International Inc. (NASDAQ: DGII) has entered the market for satellite subscriber communicators for the ORBCOMM network with its purchase of MobiApps Holdings Private Limited (MobiApps). The acquisition of MobiApps by Digi is expected to result in satellite subscriber communicators that are especially suited to applications that move across country and continental boundaries, providing connectivity in remote locations, and providing mission critical wireless backup solutions when cellular coverage is insufficient.

Financial Results and Highlights
--------------------------------

Revenue

Total Revenues for the second quarter of 2009 were $6.8 million, a decrease 1.5% from the second quarter of 2008. Service Revenues for the second quarter were $6.7 million, an increase of almost $1.0 million, or 16.7%, over the prior year due primarily to an increase in billable subscriber communicators and AIS revenue. Product Sales decreased in the second quarter by $1.1 million due primarily to a decline in Product Sales at our Japanese subsidiary. The financial results of the Stellar hardware business have been classified as discontinued operations.

Billable Subscriber Communicators

As of June 30, 2009, there were more than 483,000 billable subscriber communicators, compared to more than 420,000 billable subscriber communicators as of June 30, 2008, an increase of 14.9%.

Costs and Expenses

Costs and Expenses in the second quarter of 2009 were $7.9 million, an increase of $0.2 million compared to the same period in the prior year. Costs and Expenses excluding Costs of Product Sales and excluding last year's gain from customer claims settlements in the second quarter increased 5.3% or $0.4 million. The higher costs are driven by an increase in depreciation expense of $0.6 million due mostly to the Coast Guard satellite and the expensing of the final $0.3 million portion of in-orbit insurance costs associated with the Quick Launch and Coast Guard satellites, a non-cash expense during the quarter. Costs and Expenses were further driven by a continuation of unusual expenses incurred in the first quarter, which includes approximately $0.2 million associated with the Company's proxy contest. Excluding these items, Costs and Expenses decreased by 11.9% in the second quarter of 2009 compared to the second quarter of 2008, which was assisted by lower operating expenses, including lower employee costs, facility and travel expenses.

Net Loss

Net Loss narrowed to $0.4 million for the second quarter 2009 compared to a Net Loss of $1.0 million in the prior year period. In addition to the increases in Service Revenues, the improving loss was also aided by Income from Discontinued Operations, which was driven by the settlement payment from GE Asset Intelligence received during the quarter

Net Loss per Common Share from continuing operations was $0.02 for the three months ended June 30, 2009 compared to Net Loss per Common Share from continuing operations of $0.01 for the prior year quarter. Net Loss attributable to ORBCOMM Inc. was $0.01 for the three months ended June 30, 2009 compared to Net Loss attributable to ORBCOMM Inc. of $0.02 for the prior year quarter.

EBITDA and Adjusted EBITDA

EBITDA for the second quarter of 2009 was positive $1.0 million, compared to an EBITDA of negative $0.6 million in the second quarter of 2008.

Adjusted EBITDA for the second quarter of 2009 was $1.3 million, compared to an Adjusted EBITDA of $0.6 million in the second quarter of 2008.

EBITDA and Adjusted EBITDA are non-GAAP financial measures used by the Company. Please see the financial tables at the end of the release for a reconciliation of EBITDA and Adjusted EBITDA.

Balance Sheet

Cash, Cash Equivalents, and Restricted Cash as of June 30, 2009 decreased $4.0 million to $68.6 million from $72.6 million at March 31, 2009. The decline is attributable to $7.1 million in capital expenditures mainly related to payments on the next generation satellite contract, which was partially offset by $3.3 million in positive Cash Flow from Operations during the quarter.

Investment Community Conference Call
------------------------------------

ORBCOMM will host a conference call and webcast for the investment community this morning at 10:30 AM ET. Senior management will review the results, discuss ORBCOMM's business, and address questions.

Domestic participants should dial 877-941-8609 at least ten minutes prior to the start of the call. International callers should dial 480-629-9820. The conference call identification number is 4132400. To hear a live web simulcast or to listen to the archived webcast following completion of the call, please visit the Company's web site at www.orbcomm.com, click on investor relations tab, then select "Presentations and Webcasts," to access the link to the call. To listen to a telephone replay of the conference call, please dial 800-406-7325 domestically or 303-590-3030 internationally and enter reservation identification number 4132400. The replay will be available from approximately 12:00 PM ET on Monday, August 10, 2009, through 11:59 PM ET on Monday, August 17, 2009.

Alternatively, to access the live webcast, please visit the Company's website at www.orbcomm.com, click on "Investor Relations" and select "Presentations and Webcasts." An archive of the webcast will be available following the call for one week.


About ORBCOMM Inc.

ORBCOMM is a leading global satellite data communications company, focused on Machine-to-Machine (M2M) communications. Its customers include Caterpillar Inc., Doosan Infracore America, General Electric, Hitachi Construction Machinery, Hyundai Heavy Industries, Komatsu Ltd., Manitowoc Crane Companies, Inc., and Volvo Construction Equipment among other industry leaders. By means of a global network of low-earth orbit (LEO) satellites and accompanying ground infrastructure, ORBCOMM's low-cost and reliable two-way data communication services track, monitor and control mobile and fixed assets in four core markets: commercial transportation; heavy equipment; industrial fixed assets; and marine/homeland security. ORBCOMM based products are installed on trucks, containers, marine vessels, locomotives, backhoes, pipelines, oil wells, utility meters, storage tanks and other assets. ORBCOMM is headquartered in Fort Lee, New Jersey and has its network control center in Dulles, Virginia. For more information, visit www.orbcomm.com.

Forward-Looking Statements

Certain statements discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to our plans, objectives and expectations for future events and include statements about our expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Such forward-looking statements, including those concerning the Company's expectations, are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from the results, projected, expected or implied by the forward-looking statements, some of which are beyond the Company's control, that may cause the Company's actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include but are not limited to: the impact of global recession and continued worldwide credit and capital constraints; substantial losses we have incurred and expect to continue to incur; demand for and market acceptance of our products and services and the applications developed by our resellers; loss or decline or slowdown in the growth in business from the Asset Intelligence division of General Electric Company ("GE" or "General Electric" or "GEAI"), other value-added resellers or VARs and international value-added resellers or IVARs; loss or decline or slowdown in growth in business of any of the specific industry sectors the Company serves, such as transportation, heavy equipment, fixed assets and maritime; litigation proceedings; technological changes, pricing pressures and other competitive factors; the inability of our international resellers to develop markets outside the United States; market acceptance and success of our AIS business; the in-orbit satellite failure of the Coast Guard demonstration or the quick-launch satellites, satellite launch and construction delays and cost overruns and in-orbit satellite failures or reduced performance; the failure of our system or reductions in levels of service due to technological malfunctions or deficiencies or other events; our inability to renew or expand our satellite constellation; political, legal regulatory, government administrative and economic conditions and developments in the United States and other countriesand territories in which we operate; and changes in our business strategy; and the other risks described in our filings with the Securities and Exchange Commission. Unless required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For more detail on these and other risks, please see our "Risk Factors" section in our annual report on Form 10-K for the year ended December 31, 2008.



Contacts
Investor Inquiries:                                Media Inquiries:
Lucas Binder                                       Jennifer Lattif
VP, Business Development and Investor Relations    Senior Account Executive
ORBCOMM Inc.                                       The Abernathy MacGregor Group
703-433-6505                                       212-371-5999
binder.lucas@orbcomm.com                           jcl@abmac.com

                                    ORBCOMM Inc.
                        Condensed Consolidated Balance Sheets
                          (in thousands, except share data)
                                     (Unaudited)

                                                                                            June 30,         December 31,
                                                                                              2009               2008
                                                                                        -----------------  ------------------
                                       ASSETS

Current assets:
  Cash and cash equivalents                                                                     $ 62,934            $ 75,370
  Restricted cash                                                                                  3,000               2,000
  Accounts receivable, net of allowances for doubtful accounts of $572 and $101                    3,580               3,412
  Inventories                                                                                        116                 158
  Prepaid expenses and other current assets                                                        3,339               4,140
  Current assets held for sale                                                                     1,237               1,621
                                                                                        -----------------  ------------------
     Total current assets                                                                         74,206              86,701

Satellite network and other equipment, net                                                        92,505              92,772
Intangible assets, net                                                                             3,343               4,086
Restricted cash                                                                                    2,680               3,680
Other assets                                                                                       1,321               1,484
Long term assets held for sale                                                                     2,496               2,644
                                                                                        -----------------  ------------------
     Total assets                                                                              $ 176,551           $ 191,367
                                                                                        =================  ==================

                               LIABILITIES AND EQUITY

Current liabilities:
  Accounts payable                                                                               $ 2,876             $ 8,428
  Accrued liabilities                                                                              7,157               7,168
  Current portion of deferred revenue                                                              3,731               3,543
  Current liabilities related to assets held for sale                                                396                 326
                                                                                        -----------------  ------------------
     Total current liabilities                                                                    14,160              19,465
Note payable - related party                                                                       1,299               1,244
Deferred revenue, net of current portion                                                           7,223               7,607
                                                                                        -----------------  ------------------
     Total liabilities                                                                            22,682              28,316
                                                                                        -----------------  ------------------

Commitments and contingencies

Equity:
ORBCOMM Inc. stockholders' equity:
  Common stock, par value $0.001; 250,000,000 shares authorized; 42,423,373 and
     42,101,834 shares issued and outstanding                                                         42                  42
  Additional paid-in capital                                                                     229,800             229,001
  Accumulated other comprehensive income  (loss)                                                     (83)                381
  Accumulated deficit                                                                            (77,473)            (67,976)
                                                                                        -----------------  ------------------
     Total ORBCOMM Inc. stockholders' equity                                                     152,286             161,448
  Noncontrolling interests in ORBCOMM Japan                                                        1,583               1,603
                                                                                        -----------------  ------------------
     Total equity                                                                                153,869             163,051
                                                                                        -----------------  ------------------

     Total liabilities and equity                                                              $ 176,551           $ 191,367
                                                                                        =================  ==================

                                  ORBCOMM Inc.
                 Condensed Consolidated Statements of Operations
                      (in thousands, except per share data)
                                   (Unaudited)

                                                                      Three months ended              Six months ended
                                                                            June 30,                      June 30,
                                                                --------------------------------   -----------------------
                                                                     2009             2008           2009         2008
                                                                ---------------   --------------   ----------   ----------
Revenues:
     Service revenues                                            $       6,720     $      5,757     $ 13,342     $ 10,612
     Product sales                                                          50            1,117          155        1,107
                                                                ---------------   --------------   ----------   ----------
        Total revenues                                                   6,770            6,874       13,497       11,719
                                                                ---------------   --------------   ----------   ----------

Costs and expenses (1):
     Costs of services                                                   3,292            2,128        6,513        4,162
     Costs of product sales                                                 36              568           96          589
     Selling, general and administrative                                 4,398            5,169        9,201        9,595
     Product development                                                   152              150          341          271
     Gain on customer claims settlements                                     -             (367)           -       (1,243)
     Impairment charge-satellite network                                     -                -        7,045            -
                                                                ---------------   --------------   ----------   ----------
        Total costs and expenses                                         7,878            7,648       23,196       13,374
                                                                ---------------   --------------   ----------   ----------

Loss from operations                                                    (1,108)            (774)      (9,699)      (1,655)

Other income (expense):
     Interest income                                                        23              356           64        1,122
     Other income                                                          388               12          339           23
     Interest expense                                                      (48)             (48)         (96)         (98)
                                                                ---------------   --------------   ----------   ----------
        Total other income                                                 363              320          307        1,047
                                                                ---------------   --------------   ----------   ----------

Loss from continuing operations before pre-control
 earnings of consolidated subsidiary                                      (745)            (454)      (9,392)        (608)

  Less:  Pre-control earnings of consolidated subsidiary                     -              128            -          128
                                                                ---------------   --------------   ----------   ----------

Loss from continuing operations                                           (745)            (582)      (9,392)        (736)

Income (loss) from discontinued operations                                 412             (356)         (40)        (736)
                                                                ---------------   --------------   ----------   ----------

Net loss                                                                  (333)            (938)      (9,432)      (1,472)

  Less: Net income attributable to the noncontrolling interests             29               41           65           41
                                                                ---------------   --------------   ----------   ----------

Net loss attributable to ORBCOMM Inc.                            $        (362)    $       (979)    $ (9,497)    $ (1,513)
                                                                ===============   ==============   ==========   ==========

Net loss attributable to ORBCOMM Inc.:
     Loss from continuing operations                             $        (774)    $       (623)    $ (9,457)      $ (777)
     Income (loss) from discontinued operations                            412             (356)         (40)        (736)
                                                                ---------------   --------------   ----------   ----------
     Net loss attributable to ORBCOMM Inc.                       $        (362)    $       (979)    $ (9,497)    $ (1,513)
                                                                ===============   ==============   ==========   ==========

Per share information-basic and diluted:
     Loss from continuing operations                             $       (0.02)    $      (0.01)    $  (0.22)    $  (0.02)
     Income (loss) from discontinued operations                           0.01            (0.01)       (0.00)       (0.02)
                                                                ---------------   --------------   ----------   ----------
     Net loss attributable to ORBCOMM Inc.                       $       (0.01)    $      (0.02)    $  (0.22)    $  (0.04)
                                                                ===============   ==============   ==========   ==========

Weighted average common shares outstanding:
     Basic and diluted                                                  42,407           41,961       42,358       41,882
                                                                ===============   ==============   ==========   ==========

(1) Stock-based compensation included in costs and expenses:
          Costs of services                                      $          14              $ 1     $     34     $     49
          Selling, general and administrative                              330              978          757        1,705
          Product development                                                -               15            8           30
                                                                ---------------   --------------   ----------   ----------
                                                                 $         344     $        994     $    799     $  1,784
                                                                ===============   ==============   ==========   ==========

                                  ORBCOMM Inc.
                 Condensed Consolidated Statements of Cash Flows
                                 (in thousands)
                                   (Unaudited)

                                                                                    Six months ended
                                                                                        June 30,
                                                                             --------------------------------
                                                                                  2009             2008
                                                                             ---------------   --------------
Cash flows from operating activities:
     Net loss                                                                 $      (9,432)    $     (1,472)
     Adjustments to reconcile net loss to net cash provided
       by operating activities:
       Change in allowance for doubtful accounts                                        452             (159)
       Depreciation and amortization                                                  2,580            1,286
       Accretion on note payable - related party                                         66               66
       Stock-based compensation                                                         799            1,784
       Foreign exchange gains                                                          (337)             (18)
       Non-cash portion of gain on customer claims settlements                            -             (882)
       Pre-control earnings of consolidated subsidiary                                    -              128
       Expiration of gateway purchase option                                              -             (325)
       Impairment charge-satellite network                                            7,045                -
     Changes in operating assets and liabilities:
       Accounts receivable                                                             (513)             255
       Inventories                                                                       35              222
       Prepaid expenses and other assets                                                886              847
       Accounts payable and accrued liabilities                                          (6)             407
       Deferred revenue                                                                (188)           1,052
                                                                             ---------------   --------------
       Net cash provided by operating activities of continuing operations             1,387            3,191
       Net cash provided by (used in) operating activities of discontinued
         operations                                                                     605             (205)
                                                                             ---------------   --------------
       Net cash provided by operating activities                                      1,992            2,986
                                                                             ---------------   --------------

Cash flows from investing activities:
     Capital expenditures                                                           (14,051)         (14,193)
     Change in restricted cash                                                            -           (5,680)
     Cash from the step acquisition of subsidiary                                         -              366
                                                                             ---------------   --------------
       Net cash used in investing activities of continuing operations               (14,051)         (19,507)
       Net cash used in investing activities of discontinued operations                  (3)            (237)
                                                                             ---------------   --------------
       Net cash used in investing activities                                        (14,054)         (19,744)
                                                                             ---------------   --------------

Cash flows from financing activities:
     Proceeds from exercise of warrants and options                                       -              252
     Payment of offering costs in connection with secondary public offering               -              (40)
                                                                             ---------------   --------------
      Net cash provided by financing activities from continuing operations                -              212
      Net cash provided by financing activities from discontinued operations              -                -
                                                                             ---------------   --------------
      Net cash provided by financing activities                                           -              212
                                                                             ---------------   --------------

Effect of exchange rate changes on cash and cash equivalents                           (374)             (79)
                                                                             ---------------   --------------

Net decrease in cash and cash equivalents                                           (12,436)         (16,625)

Cash and cash equivalents:
     Beginning of period                                                             75,370          115,587
                                                                             ---------------   --------------

     End of period                                                            $      62,934     $     98,962
                                                                             ===============   ==============

The following table reconciles our Net Income (Loss) attributable to ORBCOMM Inc. to EBITDA and Adjusted EBITDA for the periods shown:


                                                          Three months ended                   Six months ended
                                                               June 30,                            June 30,
                  (in thousands)                        2009              2008              2009              2008
                  --------------                        ----              ----              ----              ----
   Net Income (Loss) attributable to ORBCOMM
   Inc.                                                  $(362)            $(979)           $(9,497)         $(1,513)
   Net interest (income) expense                            25              (308)                32           (1,024)
   Provision for income taxes                                -                 -                  -                -
   Depreciation and amortization                         1,297               663              2,598            1,311
                                                        -------           -------          ---------         --------
   EBITDA                                                  960              (624)            (6,867)          (1,226)
                                                        -------           -------          ---------         --------

   Stock-based compensation                                344             1,015                799            1,825

   Impairment Charge - Satellite Network                     -                 -              7,045                -
   Noncontrolling interests and pre-control
   earnings of consolidated subsidiary                      29               169                 65              169
                                                        -------           -------          ---------         --------

   Adjusted EBITDA                                      $1,333              $560             $1,042             $768
                                                        -------           -------          ---------         --------


EBITDA is defined as earnings attributable to ORBCOMM Inc. before interest income (expense), provision for income taxes and depreciation and amortization. ORBCOMM believes EBITDA is useful to its management and investors in evaluating operating performance because it is one of the primary measures used to evaluate the economic productivity of the Company's operations, including its ability to obtain and maintain its customers, its ability to operate its business effectively, the efficiency of its employees and the profitability associated with their performance. It also helps ORBCOMM's management and investors to meaningfully evaluate and compare the results of the Company's operations from period to period on a consistent basis by removing the impact of its financing transactions and the depreciation and amortization impact of capital investments from its operating results. In addition, ORBCOMM management uses EBITDA in presentations to its board of directors to enable it to have the same measurement of operating performance used by management and for planning purposes, including the preparation of the annual operating budget. The Company also believes that EBITDA, adjusted for stock-based compensation expense for continued and discontinued operations, noncontrolling interests and pre-control earnings of consolidated subsidiary, and Impairment Charge (Adjusted EBITDA), is useful to investors to evaluate the Company's core operating results and financial performance and its capacity to fund capital expenditures, because it excludes items that are significant non-cash expenses reflected in the Condensed Consolidated Statements of Operations. EBITDA and Adjusted EBITDA are not performance measures calculated in accordance with accounting principles generally accepted in the United States, or GAAP. While ORBCOMM considers EBITDA and Adjusted EBITDA to be important measures of operating performance, they should be considered in addition to, and not as a substitute for, or superior to, Net Loss or other measures of financial performance prepared in accordance with GAAP and may be different than EBITDA and Adjusted EBITDA measures presented by other companies. A reconciliation table is presented above.


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